EXHIBIT 99.1

Layne Christensen Reports Second Quarter Fiscal 2011 Earnings

  Revenues for the quarter increased $36.1 million, or 16.6%, to $253.3 million from $217.2 million last year.
  Net income for the quarter was $6.5 million, or $0.33 per share, compared to a loss of $8.6 million, or $0.45 per share last year which included an after-tax non-cash impairment charge of $13.0 million, or $0.68 per share.

Financial Data	Three Months		%	Six Months		%
(in 000's, except per share data)	7/31/10	7/31/09	Change	7/31/10	7/31/09	Change
Revenues
--Water infrastructure	$193,990	$174,141	11.4	$366,895	$342,228	7.2
--Mineral exploration	50,785	30,257	67.8	96,663	55,051	75.6
--Energy	5,843	11,988	(51.3)	15,392	22,309	(31.0)
--Other	2,682	841	218.9	5,065	1,831	176.6
Total revenues	253,300	217,227	16.6	484,015	421,419	14.9
Net income (loss)	6,450	(8,640)	*	13,021	(7,644)	*
Diluted EPS	0.33	(0.45)	*	0.67	(0.40)	*
Net income excluding energy impairment charge	6,450	4,399	46.6	13,021	5,395	141.4
Diluted EPS excluding energy impairment charge	0.33	0.23	43.5	0.67	0.28	139.3

* Not meaningful

"The strength of our mineral exploration business, projects in specialty drilling and improvements in Layne's legacy water well drilling business carried earnings in the second quarter. Earnings in the more infrastructure intensive part of the water business were flat in the quarter and Layne Energy's quarterly results reflected the weak pricing in the natural gas market. Going forward, the second half of the year looks a little more challenging than the first. We will have tougher year-over-year comparables with the absence of last year's Katrina related work in New Orleans, lower natural gas prices and water infrastructure margins that are weaker. Mineral exploration and Layne's legacy water business should improve over the second half of last year so that should provide some positive offsets."  ---Andrew B. Schmitt, President and Chief Executive Officer

MISSION WOODS, Kan., Sept. 2, 2010 (GLOBE NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN) today announced net income for the second quarter ended July 31, 2010, of $6,450,000, or $0.33 per diluted share for the three months and $13,021,000, or $0.67 per diluted share for the six months, compared to a net loss of $8,640,000, or $0.45 per diluted share, for the three months and a net loss of $7,644,000, or $0.40 per diluted share, for the six months ended July 31, 2009.  Earnings in the prior periods were impacted by non-cash impairment charges in the energy division. Excluding the non-cash charges, net income for the three months ended July 31, 2009, was $4,399,000, or $0.23 per diluted share, and for the six months ended July 31, 2009, was $5,395,000, or $0.28 per diluted share.

Revenues increased $36,073,000, or 16.6% to $253,300,000, for the three months ended July 31, 2010, and $62,596,000, or 14.9%, to $484,015,000 for the six months ended July 31, 2010, as compared to the same periods last year. A further discussion of results of operations by division is presented below.

Cost of revenues increased $32,197,000, or 19.4% to $197,746,000 (78.1% of revenues) and $44,205,000, or 13.6% to $369,658,000 (76.4% of revenues) for the three and six months ended July 31, 2010, compared to $165,549,000 (76.2% of revenues) and $325,453,000 (77.2% of revenues) for the same periods last year. The increase as a percentage of revenues for the three months was primarily focused in the energy division as a result of nearly flat production costs combined with lower revenues due to the expiration of favorably priced forward sales contracts in the first quarter of fiscal 2011. The decrease as a percentage of revenues for the six months was focused in both the mineral exploration division as a result of increasing activity as well as the water infrastructure division as the result of higher profit margins during the first three months of the fiscal year on geoconstruction and specialty drilling work.

Selling, general and administrative expenses were $31,698,000 and $65,213,000 for the three and six months ended July 31, 2010, compared to $30,304,000 and $62,004,000 for the same periods last year. The increases were primarily the result of increased compensation expenses of $1,874,000 and $4,182,000 due to higher earnings and $1,108,000 and $2,530,000 in added expenses from acquired operations for the three and six months, respectively, offset by reduction in various other expense categories.

Depreciation, depletion and amortization were $12,131,000 and $26,256,000 for the three and six months ended July 31, 2010, compared to $14,278,000 and $28,611,000 for the same periods last year. The decreases were primarily due to lower depletion in the energy division as a result of updated estimates of economically recoverable gas reserves.

The Company recorded a non-cash Ceiling Test impairment of oil and gas properties of $21,642,000 for the three months ended July 31, 2009, primarily as a result of a significant continued decline in natural gas prices and the expiration of higher priced forward sales contracts.

During the six months ended July 31, 2009, the Company received litigation settlements valued at $3,161,000. The settlements included receipt of land and buildings valued at $2,828,000, and cash receipts of $333,000, net of contingent attorney fees. There were no litigation settlement gains in the six months ended July 31, 2010.

Equity in earnings of affiliates was $1,614,000 and $3,487,000 for the three and six months ended July 31, 2010, compared to $2,351,000 and $4,286,000 for the same periods last year. The decreased earnings are primarily a result of a customer-driven project delay at a large South American mine site.

Interest expense decreased to $517,000 and $1,043,000 for the three and six months ended July 31, 2010, compared to $812,000 and $1,622,000 for the same periods last year. The decreases were a result of scheduled debt reductions.

Income tax expenses of $6,561,000 (an effective rate of 50.4%) and $12,387,000 (an effective rate of 48.8%) were recorded for the three and six months ended July 31, 2010, respectively, compared to income tax benefits of $4,380,000 (an effective rate of 33.6%) and $3,460,000 (an effective rate of 31.2%) for the same periods last year, including an $8,603,000 benefit related to the non-cash impairment charge of proved oil and gas properties recorded as a discrete item in the three months ended July 31, 2009. Excluding the impairment and related tax benefit, the Company would have recorded income tax expense of $4,223,000 (an effective rate of 49.0%) and $5,143,000 (an effective rate of 48.8%) for the three and six months ended July 31, 2009. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

Water Infrastructure Division
(in thousands)
	Three months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009
Revenues	$ 193,990	$ 174,141	$ 366,895	$ 342,228
Income before income taxes	10,285	8,253	18,925	12,780

Water infrastructure revenues increased 11.4% and 7.2% for the three and six months ended July 31, 2010, respectively, compared to the same periods last year. The increases were primarily attributable to additional revenues from acquired operations and specialty drilling projects including work in Afghanistan. The increases were partially offset by a reduction in revenue from a large utility contract in Colorado that was substantially completed last year.

Income before income taxes for the water infrastructure division increased 24.6% and 48.1% for the three and six months ended July 31, 2010, respectively, compared to the same periods last year. The increases in income before income taxes were primarily from the New Orleans geoconstruction and Afghanistan projects.

The backlog in the water infrastructure division was $526,972,000 as of July 31, 2010, compared to $553,034,000 as of April 30, 2010, and $453,384,000 as of July 31, 2009.

Mineral Exploration Division
(in thousands)
	Three months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009
Revenues	$ 50,785	$ 30,257	$ 96,663	$ 55,051
Income before income taxes	8,956	3,543	17,543	5,310

Mineral exploration revenues increased 67.8% and 75.6% for the three and six months ended July 31, 2010, respectively, compared to the same periods last year. The increased activity levels which began in the fourth quarter of last year continued across most locations with the largest increases in Africa and Mexico.

Income before income taxes for the mineral exploration division increased 152.8%  and 230.4% for the three and six months ended July 31, 2010, respectively, compared to the same periods last year. The increases were primarily attributable to stronger earnings in Africa, Mexico and the western U.S. During the six month period in the prior year, the Company had two unusual items, receipt of a litigation settlement in Australia of $2,828,000 and increased non-income tax expense of $2,244,000 due to a reassessment of the recoverability of value added taxes and accruals for certain other non-income tax expenses in certain foreign jurisdictions.

Energy Division
(in thousands)
	Three months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009
Revenues	$ 5,843	$ 11,988	$ 15,392	$ 22,309
Income (loss) before income taxes	480	(17,473)	2,997	(14,885)
Income before income taxes excluding non-cash impairment charges	480	4,169	2,997	6,757

Energy revenues decreased 51.3% and 31.0% for the three and six months ended July 31, 2010, respectively, compared to the same periods last year. The decreases were primarily attributable to the expiration of favorably priced forward sales contracts.

For the three months ended July 31, 2009, the Company recorded a non-cash Ceiling Test impairment charge of $21,642,000, or $13,039,000 after income tax, for the carrying value of the assets in excess of future net cash flows.

Excluding the non-cash impairment charge, income before income taxes for the energy division decreased to $480,000  and $2,997,000 for the three and six months ended July 31, 2010, respectively, compared to $4,169,000 and $6,757,000 for the same periods last year. The decreases in income before income taxes were due to the impact on revenues from the expiration of forward sales contracts as noted above, partially offset by lower depletion.

For the three and six months ended July 31, 2010, net gas production was 1,143 MMcf and 2,285 MMcf, compared to 1,151 MMcf and 2,359 MMcf for the same periods last year. The average net sales price on production for the three and six months ended July 31, 2010, was $4.12 and $5.67 per Mcf, respectively, compared to $8.85 and $8.08 per Mcf for the same periods last year. The net sales price excludes revenue generated from third party gas.

Other
(in thousands)
	Three months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009
Revenue	$ 2,682	$ 841	$ 5,065	$ 1,831
Income (loss) before income taxes	544	(11)	792	137

Other revenues increased primarily as a result of machining and fabrication operations.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $6,737,000 and $13,806,000 for the three and six months ended July 31, 2010, compared to $6,520,000 and $12,824,000 for the same periods last year. The increases were primarily due to increased incentive compensation based on increased earnings and increased professional fees, partially offset by decreased compensation costs on share-based plans.

Summary of Operating Segment Reconciliation Data
(in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
Revenues
Water infrastructure	$ 193,990	$ 174,141	$ 366,895	$ 342,228
Mineral exploration	50,785	30,257	96,663	55,051
Energy	5,843	11,988	15,392	22,309
Other	2,682	841	5,065	1,831
Total revenues	$ 253,300	$ 217,227	$ 484,015	$ 421,419
Equity in earnings of affiliates
Mineral exploration	$ 1,614	$ 2,351	$ 3,487	$ 4,286
Income (loss) before income taxes
Water infrastructure	$ 10,285	$ 8,253	$ 18,925	$ 12,780
Mineral exploration	8,956	3,543	17,543	5,310
Energy	480	(17,473)	2,997	(14,885)
Other	544	(11)	792	137
Unallocated corporate expenses	(6,737)	(6,520)	(13,806)	(12,824)
Interest expense	(517)	(812)	(1,043)	(1,622)
Total income (loss) before income taxes	$ 13,011	$ (13,020)	$ 25,408	$ (11,104)

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets

The Layne Christensen Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3466

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL INFORMATION
(in thousands, except per share data)

	Three Months Ended July 31, (unaudited)		Six Months Ended July 31, (unaudited)
	2010	2009	2010	2009
Revenues	$ 253,300	$ 217,227	$ 484,015	$ 421,419
Cost of revenues (exclusive of depreciation, depletion and amortization shown below)	(197,746)	(165,549)	(369,658)	(325,453)
Selling, general and administrative expenses	(31,698)	(30,304)	(65,213)	(62,004)
Depreciation, depletion and amortization	(12,131)	(14,278)	(26,256)	(28,611)
Impairment of oil and gas properties	--	(21,642)	--	(21,642)
Litigation settlement gains	--	--	--	3,161
Equity in earnings of affiliates	1,614	2,351	3,487	4,286
Interest expense	(517)	(812)	(1,043)	(1,622)
Other income (expense), net	189	(13)	76	(638)
Income (loss) before income taxes	13,011	(13,020)	25,408	(11,104)
Income tax benefit (expense)	(6,561)	4,380	(12,387)	3,460

Net income (loss) attributable to Layne Christensen Company	$ 6,450	$ (8,640)	$ 13,021	$ (7,644)

Basic income (loss) per share	$ 0.33	$ (0.45)	$ 0.67	$ (0.40)

Diluted income (loss) per share	$ 0.33	$ (0.45)	$ 0.67	$ (0.40)

Weighted average shares outstanding-basic	19,386	19,316	19,378	19,307
Dilutive stock options	136	--	148	--
Weighted average shares outstanding-diluted	19,522	19,316	19,526	19,307

			As of
			July 31, 2010	January 31, 2010
Balance Sheet Data:
Cash and cash equivalents			$ 49,184	$ 84,450
Working capital, including current maturities of long term debt			105,631	119,649
Total assets			764,138	730,955
Total long term debt, excluding current maturities			6,667	6,667
Total Layne Christensen Company stockholders' equity			480,770	466,798
Common shares issued and outstanding			19,505	19,435
CONTACT:  Layne Christensen Company
          Jerry W. Fanska, Sr. Vice President Finance
          913-677-6858
          www.laynechristensen.com